July 15, 1999


To the Lenders party to the Swift Energy Company
Credit Agreement dated August 18, 1998



Re: Borrowing Base Determination effective with palcement of Senior Subordinated Debt

Ladies and Gentlemen:

          The Required Lenders have requested a (non-engineered) Borrowing Base Determination effective with the palcement of Senior Subordinated Debt. Bank one, as Administrative Agent, recommends that the Borrowing Base be set at $140,000,000 effective from the date of placement of the Senior Subordinated Debt, as amended by the Third Amendment, until the next scheduled Borrowing Base Determination date. Borrowing Base Determinations are governed by Section 2.11 of the Credit Agreement.

          Kindly indicate your approval by signing in the space indicated below and returning to my attention, by Monday, July 19, 1999

          We recommend your approval and prompt response to this request. Please let me know if you have any questions.

                                   Sincerely,


Executed by the following:

Bank One, Texas, N.A
Bank of Montreal
Bank of America, N.A.
Sanwa Bank Limited
CIBC Inc.
First Union National Bank
Societe Generale
Credit Lyonnais
ABN Amro Bank, N.V.